Exhibit 99.4

A decade ago out of a Silicon valley garage, Planet began its stellar journey.

Dr. Will Marhsall (CEO): “We’ve always had the goal of empowering humanity with imagery of the planet, taken on a more frequent basis.”

To achieve that, we’d have to act differently. Agile aerospace, as we called it, meant doing away with bulky billion-dollar satellites, with long drawn out launch cycles. Instead, we’d design and build our own tiny inexpensive Earth imaging powerhouses, delivering data on demand.

WM: “And now we’re at the point where we can image the entire Earth every single day. And it’s a new capability that humanity has never had before.”

Our constellation of nearly 200 Earth observation satellites currently orbiting Earth is the largest ever. And we’ve amassed a 10 year archive of proprietary data that grows by 15 terabytes every day, creating a search engine for the planet.

WM: “Google indexed what’s on the internet and made it searchable. We’re indexing what’s on the Earth and making it searchable.”

To unlock the value in this vast data set, we’ve spent a decade building out a platform that uses machine learning to make the data easy to consume. And it allows us to combine information and data to deliver ever greater capabilities to our customers’ ever evolving needs.

Kevin Weil (President, Business and Product): “Businesses today operate faster than ever before. Last month’s data is no longer sufficient. Last week’s data is no longer sufficient. You need today’s data.”

All of this innovation has resulted in significant barriers to entry, which place Planet miles ahead of the competition.

Michael Bloomberg (United Nations, Special Envoy on Climate Ambitions & Solutions): “This is just going to get better and more ubiquitous all the time. And there’s a market for it. And Planet is a company that’s really at the forefront of all of this.”

And our subscription-based business model is unique for the industry allowing Planet to serve data to multiple users across a variety of industries.

Ashley Johnson (CFO): “Historically, the way that the industry worked is you had very big, very expensive satellites that only the very wealthiest of countries, wealthiest of companies could afford to task and get an image of what might be transpiring at a point in time. And in a very specific place. Planet is different because we’ve taken the approach of, we want to create a dataset that can apply to any industry and any company, any government of any size.”

KW: “We operate at very high margin because we’re already capturing the entire Earth every single day. The cost of serving each new customer is very low.”

Little wonder then than our data is deployed across a staggering array of applications from farmers seeking higher crop yields to governments needing visibility into urban development and many other applications for businesses that simply demand mission critical insights.

Dr. Matt McCabe (Professor of Water & Food Security, King Abdullah University): “[We’ve] been doing research on precision agriculture and the promise of precision agriculture. Planet realizes that promise.”

Sella Nevo (Google): “We rely on Planet SkySat imagery to produce elevation maps that allow us to know how floods are going to move across the flood plain. So that way we know who’s in danger and what do they can go to be safe.”

Dr. Hannah Kerner (NASA Harvest): “Planet data is really revolutionary to our industry. Where never before have we been able to get this daily imagery everywhere on the globe. Not only in the major food producing countries where we might have national capacity for earth observation already, but we have this everywhere.”

The market opportunity for Planet daily data is enormous and it comes at a time when its urgency cannot be overstated. The Earth is changing more quickly than ever, and in ways that are dramatically disrupting economies, society, and the environment.

KW: “Planet’s opportunity is massive. We sit at the center of two of the most important multi-trillion dollar trends in the world today, digital transformation and sustainability. They affect every company in every industry and every government around the world.”

Planet has built a Bloomberg-like terminal for Earth data. The world’s first web geo platform, empowering organizations to make informed decisions and navigate these economic shifts. Come join us as we work to change the future.